Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT, dated June 12, 2020 (the “Agreement”), is made by and between MEDTAINER, INC., a Florida corporation (the “Company”), the address of which is 1620 Commerce St., Corona California 92880, and CURTIS FAIRBROTHER (the “Executive”), whose address is 1001 West Dorothy Drive, Brea, California 92821 (the Company and the Executive being together referred to as the “Parties” and individually as a “Party”), and shall be effective on and as of the eighth day after the day on which the Executive has delivered a signed copy of this Agreement to the Company (the “Effective Date”).

RECITALS:

A.       The Executive has been employed by the Company (the “Existing Employment”) as its Chief Executive Officer and Chief Financial Officer and served as on its board of directors since March 4, 2014.

B.        The Executive will resign as an, employee, officer and director effective on the Effective Date, as that term is defined below.

C.        After the Effective Date, if it shall occur, the Executive will be re-employed by the Company solely on the terms and conditions and solely for the period set forth herein.

D.       As of the date hereof, the Executive is an employee at will.

E.        The Executive has advanced money to the Company from time to time to assist it in meeting its expenses and the unpaid balance of these advances is $205,843.96 (the “Advances”).

F.         The Company is advancing $1,055.62 per month on behalf of the Employee for his private health insurance, although it is obligated to do so (said monthly amount being the “Monthly Insurance Advance”).

G.       There is a bona fide dispute between the Parties as to whether the Advances are due and owing on the date hereof (but not as to whether the Company is obligated to repay the Advances at some time in the future), because the Company believes that the Advances are repayable only when the Company has sufficient cash flow for such repayment, which may occur in the distant future or may never occur, and the Parties desire to settle said dispute by providing for the repayment of the Advances as and to the extent set forth herein. In addition, the Executive is mindful of the costs and risks of litigation to enforce immediate repayment of the Advances.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the Parties agree as follows:

1.      Resignation; New Employment.

(a)   Resignation. Upon signing this Agreement, the Executive will resign as an employee, officer and director of the Company by submitting his resignation in the form of Exhibit A. On the Effective Date, or, if the Executive shall have exercised his right to revoke this Agreement pursuant to Section 27 (the “Revocation Date”), on the date of such exercise, the Company will pay to the Executive his unpaid salary to and including the Effective Date or the Revocation Date, as the case may be, net of the amounts that the Executive agreed to waive during the Covid-19 pandemic. The payment to be made pursuant to this Section 1(a) shall be net of applicable federal and state tax withholdings, and from this payment the Company will deduct Monthly Insurance Advances made in the months of May and June 2020. The Executive affirms that (i) except for the amount to be paid pursuant to this Section 1(a), he has received all compensation, wages, vacation, overtime pay, reimbursements, bonuses, stocks, options, benefits and other payments to which he was entitled, including, but not limited to, those under the Fair Labor Standards Act and any other federal, state or local wage and hour law, regulation or ordinance or agreement with the Company and (ii) he has received any leave (paid or unpaid) to which he was entitled, including leave under any federal, state or local leave or disability accommodation law, regulation, ordinance or agreement with the Company. The Executive acknowledges that the Company has no group health plan.

(b)   New Employment.

(i)        New Employment. On the business day immediately following the Effective Date, if and only if it occurs, the Company will employ the Executive (the “New Employment”) at the salary of $10,000 per month, payable in arrears on the last day of each month, prorated for any fraction of a month, for a term beginning on said business day and ending on November 30, 2020, on which date the New Employment will terminate, automatically and without the requirement of action by either Party. All payments made pursuant to this Section 1(b)(i) shall be net of applicable federal and state tax withholdings, and from these payments, the Company will deduct Monthly Insurance Advances. During and after the New Employment, except for said salary, except as mandated by applicable law, the Executive will not be entitled to vacation or overtime pay, stocks, options, benefits or severance pay. The Executive acknowledges that (i) the New Employment is employment for a fixed term and not an employment at will, (ii) because the New Employment is for a fixed term and the Executive will not be an employee at will, he have, upon the expiration of such fixed term, none of the rights or claims that he would have if the New Employment had been at will and/or unilaterally terminated by the Company, (iii) the period of the New Employment has been fixed at his request and to his satisfaction and (iv) his employment is for a fixed term, rather than at will, and is not a device or artifice for the Company to avoid liability under age discrimination laws. The Executive waives and releases the Company from any and all such rights and claims from to the full extent permitted by law and to the full extent that they would be released if he were, upon the expiration of the term of the New Employment, to sign a release of like tenor to the release set forth in Section 4. Said salary shall be paid to the Executive without any set-off, counterclaim or recoupment whatsoever, except for any Monthly Insurance Advances. If the Executive shall die, become incapacitated or become unable for any other reason to perform said duties, or the New Employment shall be terminated for any reason whatsoever, said salary shall nevertheless be paid to him, if he is alive and competent; to his surviving spouse, if he is dead or incompetent; or if he is dead or incompetent but unmarried, (i) to his estate if he is dead or (ii) to the person in charge of his affairs if he is incompetent. During the New Employment, (i) the Executive shall not have authority to bind the Company in any way and shall not represent to any person that he has such authority and (ii) the Executive shall inform each person with whom he dealt in his capacity as chief executive officer or chief financial officer of the Company prior to the Effective Date and with whom he deals during the New Employment that he resigned from these offices on the Effective Date. The covenants and agreements of the Parties set forth herein in Sections 7, 10, 12, 13, 14, 15, 16 and 17 shall be and remain binding upon the Parties after the termination of the New Employment. The Executive shall ensure that the last Monthly Insurance Advance occurs in the month of November 2020.

(ii)     Reporting and Duties. During the New Employment, the Executive will report to the Chief Executive Officer of the Company. The Executive shall consist solely in assisting the Chief Executive Officer in assuming his obligations as such, assisting him and other executives of the Company in replacing the Executive as the contact person with the Company’s potential and existing customers, distributors and suppliers, providing such advice as the Chief Executive Officer may request, and in good faith and with due diligence, assisting, facilitating and fully cooperating with the Company and providing information as to matters which he was personally involved, or had information on, while he was an executive of the Company. Said duties shall be performed at such place or places outside the offices of the Company as shall be determined by the Executive in his sole discretion, except for such occasional duties as are requested by the Company and can be performed only at the offices of the Company in Corona, California.

2.      Expenses. On the Effective Date or the Revocation Date, as the case may be,, the Company will reimburse the Executive for all expenses incurred by him to and including such date in the performance of his duties since May 1, 2020, in accordance with past practice and against receipts or other documents supporting his incurrence thereof. The Company will in like manner reimburse the Executive for expenses incurred by him during the New Employment.

3.      Repayment of Advances. As a full accord and satisfaction of the bona fide dispute described in the recitals, the Parties agree that on the Effective Date, if it occur, the amount of the Advances will be reduced to $145,843.96 and, based on this dispute and the repayment of the Advances as so reduced on the terms set forth herein, the Executive waives all claims to the amount by which the Advances will be so reduced. The Company will repay the Advances, as so reduced, by paying to the Executive the sum of $6,093.40 on January 1, 2021, and a like sum on the first day of the next following 23 months until the Advances, as so reduced, are paid in full; these payments include interest at the Applicable Federal Rate. If the Executive shall die or become incompetent before receiving all of the payments to be made pursuant to the previous sentence, such payment shall be paid to his surviving spouse, or if he is unmarried, to his estate if he is dead or to the person in charge of his affairs if he is incompetent. The Company may offset against payments to be made pursuant to this Section 3 any Monthly Insurance Advances made on or after December 1, 2020.

4.      Release.

The Executive releases, acquits and forever discharges the Company, and its subsidiaries and its officers, directors, agents, servants, executives, attorneys, shareholders, successors, assigns and affiliates (collectively, the “Released Parties”), in their capacities as such, of and from any and all claims, liabilities, demands, charges, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which the Executive has or could assert against the Company or the Released Parties at common law or under any statute, rule, regulation, order or law, whether federal, state or local, on any ground whatsoever, whether known or unknown, suspected or unsuspected or disclosed or undisclosed, arising out of or in any way related to agreements, events, acts, conduct or any other thing or matter existing at any time prior to and including the date on which he signs this Agreement, including, but not limited to, all claims and demands directly or indirectly arising out of or in any way connected with the Existing Employment or his service as an officer or director of the Company or with the termination of the Existing Employment and such service; claims or demands related to severance pay; any and all causes of action, including actions for breach of contract, express or implied, breach of the covenant of good faith and fair dealing, express or implied, wrongful termination in violation of public policy, all other claims for wrongful termination and constructive discharge, and all other tort claims, including intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring, supervision or retention, assault and battery, false imprisonment, defamation, intentional or negligent misrepresentation, fraud, and any and all claims arising under any federal, state or local law or statute, the California Fair Employment and Housing Act, the Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act; the California WARN Act; the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act; the California Family Rights Act, the California Labor Code, the California Civil Code, the California Constitution, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, the Sarbanes-Oxley Act, the False Claims Act and the Fair Credit Reporting Act and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment or retaliation, any and all claims for attorneys’ fees and costs, insofar as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

Subject to the Company’s payment of the amounts to be paid to the Executive pursuant to Section 1(a) and Section 2, he acknowledges that he has been paid (i) all undisputed wages due or earned, and as to any alleged unpaid wages due, he acknowledges that there is a bona fide and good-faith dispute as to whether such wages are due and based on this dispute and the payment of such consideration, he releases and waives any such claims and (ii) he has been reimbursed for all expenses that he has incurred in the course of the Existing Employment.

Notwithstanding anything to the contrary, (i) the above release shall not apply to (A) rights or claims under federal or state law that the Executive cannot, as a matter of law, waive by private agreement a right of indemnification under California Labor Code Section 2802, (B) any rights that he may have to indemnification and/or mandatory advancement of expenses by the Company under the Company’s by-laws or under statute or under any agreement to which he is a party, (C) rights to workers’ compensation benefits or unemployment insurance benefits, which rights are expressly preserved and remain in full force and effect, (D) claims arising solely from events that occur after the Effective Date, and (E) claims for breach of this Agreement and (ii) the Executive may enforce any provisions of this Agreement or file a charge or complaint with or participate in any investigation or proceeding before the Equal Employment Opportunity Commission or another administrative agency, but, while the Executive may file such charge or complaint and participate in any related proceeding, by signing this Agreement, he waives his rights to receive money or other individual relief in connection with an administrative charge or investigation, regardless of whether that charge or investigation was initiated by the Executive, on his behalf, on behalf of a group or class to which he purportedly belongs, or otherwise, provided, however, that he may accept bounty money properly awarded by the United States Securities and Exchange Commission

The Executive acknowledges that the above release is final, complete and not subject to any claim of mistake and that, to the full extent permitted by law, it covers all claims that he may have against the Company.

The Executive waives to the full extent permitted by applicable law any right to recover any type of personal relief from the Company, including monetary damages or reinstatement, in any administrative action or proceeding, whether state or federal, and whether brought by the Executive or on his behalf by, related in any way to the matters released herein. The Executive acknowledges the he has no rights, vested or unvested, in any retirement, welfare or benefit plan or program of the Company as of the Effective Date.

The Parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released or waived in this Agreement and agree, nonetheless, that this Agreement and the releases and waivers contained in it shall be and remain effective in all respects notwithstanding the inaccuracy of such knowledge or belief or the discovery of different or additional facts.

5.      California Civil Code Section 1542 Waiver. It is the intention of the Parties that the release set forth in Section 4 be a general release which shall be a full bar to each and every claim, demand, or cause of action described therein. The Executive recognizes that he may have claims, demands, or causes of action against the Company, the existence of which he does not now know or suspect, that he is giving up by execution of this Agreement. It is his intention that upon his executing this Agreement, he will be deprived of each such claim, demand or cause of action and prevent him from asserting it against the Company or any of the Released Parties. In furtherance of this intention, he waives any rights or benefits conferred by the provisions of Section 1542 of the Civil Code of the State of California (and/or other similar law or provision of another jurisdiction). The Executive acknowledges that he has read and understands said Section 1542, which reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The Executive hereby knowingly, intentionally, and expressly waives and relinquishes all rights and benefits under said Section 1542 (and/or other similar law or provision of another jurisdiction) with respect to the release of any unknown or unsuspected claims that he may have against the Company or any of the Released Parties.

6.      Representations of the Executive. The Executive represents to the Company that, as of the date on which he has signed this Agreement, (i) he has no pending lawsuits, complaints, petitions, claims or other accusatory pleadings against the Company or any of the Released Parties in any court of law or in equity, (ii) he has not assigned and will not assign his interest in any claim that he may have against the Company or any of the Released Parties, (iii) he is not a plaintiff or party to any legal or equitable action, arbitration, action or administrative proceeding to which a Released Party is a party and (iv) he has sustained no work-related injuries during his employment with the Company.

7.      Involvement in Certain Matters. The Executive will not voluntarily participate in, be a witness in, be a party to, or otherwise voluntarily become involved in any claim, potential claim or litigation against the Company or the Released Parties and will not in any manner voluntarily assist or encourage any person or party in any claim, potential claim or action against the Company or the Released Parties. Nothing in this this Agreement shall prevent, interfere or restrict the Executive from responding to a subpoena from a court of competent jurisdiction or from any governmental agency, including the Equal Employment Opportunity Commission, the Department of Fair Employment and Housing or other governmental agency.

8.      No Admission. By entering into this Agreement, neither Party makes any admission that it has engaged, or is now engaging, in any breach or unlawful conduct. The Parties understand and acknowledge that this Agreement is not an admission of liability and agree that it shall not be used or construed as such in any legal or administrative proceeding.

9.      Concerning the Executive’s Resignation. The Executive acknowledges the resignations evidenced by Exhibit A (i) is voluntary, based upon the mutual determination of the Parties that such resignation is in the best interest of each of them and (ii) implies no breach of any duty owed by the Executive to the Company as a director, officer or otherwise.

10.     Return of Company Property. By the Effective Date, the Executive will deliver to the Company property and materials in his possession or control, including Company files, laptops, tablets and similar devices, notes, memoranda, correspondence, lists, drawings, records, plans and forecasts, financial information, personnel information, customer and customer prospect information, sales and marketing information, product development and pricing information, specifications, computer-recorded information, tangible property, ATM, debit and credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential material of the Company (and all copies and reproductions thereof); provided that the Executive may retain any of the foregoing material, other than ATM, debit and credit cards, entry cards, identification badges and keys, to the extent, and only to the extent, that they are required for him to perform his duties under the New Employment; and provided further that the Executive shall deliver the material so retained to the Company upon the expiration of the New Employment. Failure by the Executive to comply with the provisions of this Section 10 shall be a material breach of this Agreement.

11.      Tax Matters.  The Parties believe that none of the payments to be made to the Executive under this Agreement will be made with respect to a “nonqualified deferred compensation plan,” as that term is defined in section 409A of the Internal Revenue Code of 1986 and applicable guidance issued thereunder (“Section 409A”). In the event that such payments are determined so to have been made, they will be interpreted and construed, to the full extent possible, to have been distributed in the short-term deferral period, as defined under Treasury Regulation 1.409A-1(b)(4), or the separation pay exemption, as provided in Treasury Regulation 1.409A-1(b)(9). For purposes of this Agreement, the term “Effective Date” means the date on which the Executive’s “separation from service,” as defined in Treasury Regulation 1.409A-1(h), occurred. In the event that such payments are determined so to have been made, for purposes of this Agreement, each payment made and benefit provided under this Agreement will be designated as a separate payment, and will not collectively be treated as a single payment, as provided in Treasury Regulation 1.409A-2(b)(2)(iii).

The Executive acknowledges that he has not relied upon any representation, express or implied, made by the Company or any of its representatives as to the tax consequences of this Agreement.

12.     Non-Disclosure of Confidential Information.

(a)         The Executive acknowledges that during his employment with the Company, he has had, and during the New Employment will have, access to its material intellectual property, trade secrets, proprietary and confidential information, including information concerning its services; products; product formulas; business models; marketing; technology; consultants and experts; customer, dealer, vendor and partner data, including history, usage, pricing, preferences and incentives for each; business plans, records and affairs; business partners; methods of doing business; merchandising concepts, strategies and plans; financial matters; pricing information; trade secrets; and suppliers, as well as other information, including information learned by him from other employees, contractors or agents of the Company through inspection of its premises or financial statements or that relates to its products, services, packaging, designs, business plans, business opportunities, customers, dealers, clients, consultants, experts, finances, research, development, know-how, personnel, litigation, workouts, or third-party confidential information disclosed to the Executive by the Company, together with any material prepared by him that contains or otherwise relates to such information (“Confidential Information”), provided that such term does not include any information that would otherwise be Confidential Information that (i) was publicly known at the time of its disclosure by the Company to the Executive, (ii) was already in his possession at the time of its disclosure by the Company to him, (iii) was lawfully received by him from a third party without violation of any obligation of confidentiality to the Company, (iv) becomes publicly known without his fault or (v) is approved for his disclosure by written authorization of the Company,

(b)         The Executive covenants that he will not disclose any Confidential Information and shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature thereof he will not use Confidential Information in a manner that is adverse to the interests of the Company or in any manner whatsoever without its prior written approval in each instance. Nevertheless, the Executive may disclose Confidential Information to the extent required by the subpoena or order of a court or governmental agency, but shall, forthwith upon his receipt thereof, provide a copy thereof to the Company in order that it may contest it or seek a protective order.

(c)         Failure by the Executive to comply with his covenants set forth in Subsections (a) and (b) of this Section 12 will be a material breach of this Agreement.

13.     Non-Disclosure of Agreement. The Executive will keep the terms of this Agreement confidential and will not disclose any information concerning this Agreement or its terms to anyone other than his immediate family, and legal counsel, and/or financial advisors, who will be informed of and bound by this clause, or in response to a subpoena issued by a court or governmental agency.

14.     Non-Disparagement. The Executive will not disparage the Company, or its officers, directors, employees, shareholders and agents, affiliates and subsidiaries in any manner likely to be harmful to them or their business, business reputation or personal reputation as it relates to the Executive’s knowledge about them in relationship to the Company; provided that he may respond accurately and fully to any question, inquiry or request for information when required to do so by legal process. Failure by the Executive to comply with this provision shall be a material breach of this Agreement. The Company will not and will not permit any of the person individuals who constitute existing members of the Board or any of its existing “named executive officers” (as defined under Item 402 of Regulation S-K), in their capacity as such, to disparage the Executive publicly in a manner likely to be harmful to his personal or business reputation; provided that such persons may respond accurately and fully to any question, inquiry or request for information when required by legal process or otherwise make accurate statements in connection with any investigations or audits or in the good faith performance of such directors’ duties or obligations to the Company.

15.     Arbitration. Any dispute arising out of this Agreement, other than in relation to a matter subject to equitable relief as set forth in Section 16, will be resolved by binding arbitration under the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”) in Riverside County, California, or, if such rules are not applicable, the other applicable rules of the AAA. All statutes of limitation and remedies that would be applicable to the dispute in a proceeding at law shall apply to such arbitration. The prevailing party in such arbitration proceedings shall be entitled to recover from the other party reasonable attorneys’ fees and other recoverable costs incurred in connection therewith. The award in such proceeding may be entered in any court of competent jurisdiction.

16.     Equitable Relief. The Executive acknowledges that his breach of any of his covenants set forth in Sections 10, 12(a), 12(b), 14 and 15 will irreparably harm the Company and that the Company may not have an adequate remedy at law for such breach. The Executive therefore agrees that (i) the Company shall be entitled to equitable relief to enforce or restrain the breach or threatened breach of said covenants in the event of such breach or threatened breach, in addition to any other remedies available to the Company and (ii) no bond or other security shall be required in obtaining such equitable relief. The covenants contained in this Agreement are independent of any other obligations between the Parties, and the existence of any other claim or cause of action against the Company shall not be a defense to their enforcement by injunction. The findings of fact by the court in such an equitable proceeding shall be admitted as evidence in an arbitration proceeding pursuant to Section 15 and shall not be subject to dispute or the admission of any evidence therein.

17.     Good Faith and Cooperation. The Parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out the provisions and intents of this Agreement. For 6 months after the expiration of the New Employment, the Executive will, promptly, in good faith and with due diligence, assist, facilitate and fully cooperate with the Company and provide information as to matters which he was personally involved, or has information on, while he was an executive of the Company or during the term of the New Employment, making himself available to answer questions upon reasonable notice for periods not to exceed 4 hours per week for the first 3 of said 6 months and 1 hour per week thereafter. Following the Effective Date, the Executive will cooperate fully with the Company and its counsel in connection with any present and future actual or threatened litigation, administrative proceeding or other investigation involving the Company that relates to events, occurrences, or conduct occurring (or claimed to have occurred) during the period during which the Executive provided services to the Company. Cooperation will include without limitation: (a) making himself reasonably available for interviews and discussions with the Company’s counsel, as well as for depositions and trial testimony; (b) if depositions or trial testimony are to occur, making himself reasonably available for and cooperate with the related preparations, as and to the extent that the Company or the Company’s counsel reasonably requests; (c) refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and (d) cooperating fully in the development of the Company’s prosecution or defense of such litigation or administrative proceeding. The Company shall promptly reimburse the Executive for pre-approved reasonable travel, lodging, telephone and similar expenses, as well as reasonable attorneys’ fees (if independent legal counsel is deemed necessary or appropriate by the Company’s counsel or otherwise reasonably requested by the Executive due to legal conflicts of interest acknowledged by the Company’s counsel) incurred by counsel who has been pre-approved by the Company in the exercise of reasonable discretion in connection with any cooperation, consultation, or advice rendered pursuant to this paragraph 17. In providing services under this Section 17, the Executive shall be an independent contractor.

18.     Binding Agreement.  This Agreement shall be binding upon each Party and his or its heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their respective heirs, administrators, representatives, executors, successors, and assigns.

19.     Interpretation.  This Agreement has been jointly drafted by the Parties with the assistance of their respective counsel, and in its construction no rule respecting construction against the drafting party shall be applied. Section headings have been for convenience and shall be disregarded in construing this Agreement. The invalidity or enforceability, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other provision. In the event of a conflict or inconsistency between the terms of this Agreement and any other agreement between the Parties, the terms of this Agreement shall control. “Including” means “including, but not limited to.” References to law and statutes are made to them as amended.

20.     Entire Agreement.   This Agreement sets forth the entire understanding between the Parties and supersedes any prior agreements or understandings, express or implied, pertaining to the matters set forth herein. The Executive acknowledges that no promises or representations other than those set forth in this Agreement have been made to him to induce him to sign this Agreement, and that he has relied only on the promises expressly set forth herein.

21.     Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of California, without regard to its conflict of laws provisions.

22.     Waiver.  No purported waiver of a breach or default will be valid unless specifically stated in writing by the waiving party. No such waiver waives any subsequent breach or default of the same or any other term in this Agreement.

23.     Amendment.  No amendment or modification of this Agreement will be binding unless executed in writing by the parties or their permitted successors or assigns. No course of conduct or course of performance under this Agreement or any other agreement between the parties will be deemed to amend or modify this Agreement.

24.     Attorney’s Fees.  The Executive will be solely responsible for paying any attorneys’ fees and costs that he has incurred in connection with this Agreement.

25.     Counterparts.  This Agreement may be executed in any number of counterparts and by any electronic means, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same agreement.

26.     Non-Assignability. This Agreement shall not be assigned, except by operation of law or the prior written consent of the non-assigning Party.

27.     Certain Acknowledgments. THE EXECUTIVE ACKNOWLEDGES THAT HE HAS BEEN ADVISED BY THIS WRITING, AS REQUIRED BY THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS’ BENEFIT PROTECTION ACT, THAT: (a) HIS WAIVER AND RELEASE DO NOT APPLY TO ANY RIGHTS OR CLAIMS THAT MAY ARISE AFTER THE EXECUTION DATE OF THIS AGREEMENT; (b) HE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT; (c) HE HAS FORTY-FIVE (45) DAYS TO CONSIDER THIS AGREEMENT (ALTHOUGH HE MAY VOLUNTARILY CHOOSE TO EXECUTE THIS AGREEMENT EARLIER); (d) HE HAS SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT BY THE PARTIES TO REVOKE THIS AGREEMENT; AND (e) THIS AGREEMENT WILL NOT BE EFFECTIVE UNTIL THE DATE UPON WHICH THE REVOCATION PERIOD HAS EXPIRED, WHICH WILL BE THE EIGHTH DAY AFTER THIS AGREEMENT IS EXECUTED BY HIM, PROVIDED THAT THE COMPANY HAS ALSO EXECUTED THIS AGREEMENT BY THAT DATE.

28.     Notices. Any notice, demand, request, waiver or other communication (a “Notice”) required or permitted to be given hereunder shall be in writing and shall be effective (a) upon personal delivery or (b) by registered mail or courier service, fully prepaid, addressed to a Party at its address first above written. A Notice shall be deemed to have been given (i) if it is personally delivered, on the date of personal delivery and (ii) if it is sent by mail or courier, on the earlier of (A) the date of delivery, as indicated on the return receipt or proof of delivery therefor or (B) 5 days after the Notice was delivered, properly addressed, to the post office or courier, as indicated by its receipt therefor.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth next to their respective signatures

/s/ Curtis Fairbrother Date: June 15, 2020

Curtis Fairbrother

MEDTAINER, INC. Date: June 15, 2020

By: /s/ Douglas Heldoorn

Douglas Heldoorn

Chief Operating Officer

EXHIBIT A

RESIGNATION

To: The Board of Directors

Medtainer Corporation

I hereby resign as an employee, officer and director of the Corporation, effective immediately; provided that, in the event that I exercise my right to revoke that certain Separation Agreement, dated June 8, 2020, by and between the Corporation and me, pursuant to Section 27 thereof, my resignation as an employee shall be deemed not to have been made.

Curtis Fairbrother

Date: June ___, 2020